As filed with the Securities and Exchange Commission on July 29, 2022

Registration No. 333-258027

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

____________________

POST-EFFECTIVE AMENDMENT NO. 2

TO FORM S-1 ON

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

____________________

Payoneer Global Inc.

(Exact name of registrant as specified in its charter)

____________________

Delaware	86-1778671
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

150 W 30th St

New York, New York, 10001

(212) 600-9272

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Scott Galit

Co-Chief Executive Officer and Director

Payoneer Global Inc.

150 W 30th St

New York, New York, 10001

(212) 600-9272

(Address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Byron B. Rooney John H. Runne Davis Polk & Wardwell LLP 450 Lexington Avenue New York, New York 10017 (212) 450-4000
APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective on filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for comply with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

On August 4, 2021, Payoneer Global Inc., a Delaware corporation (the “Company”), filed a registration statement with the Securities and Exchange Commission (the “SEC”) on Form S-1 (File No. 333-258027) (the “Registration Statement”). The Registration Statement, as amended, was initially declared effective by the SEC on August 6, 2021 and initially registered for resale by the selling stockholders identified in the prospectus of up to 234,252,145 shares of the Company’s common stock, par value $0.01 per share. The Company subsequently filed a Post-Effective Amendment No. 1 to the Registration Statement on April 28, 2022 in order to update the disclosure set forth in the Registration Statement to reflect the filing by the Company of its annual report on Form 10-K for the fiscal year ended December 31, 2021 and to make certain other updates.

This Post-Effective Amendment No. 2 on Form S-3 (“Post-Effective Amendment No. 2”) is being filed by the Company (i) to convert the registration statement on Form S-1 into a registration statement on Form S-3 and (ii) to include updated information regarding the selling stockholders named in the prospectus, including a reduction in the number of shares of common stock being offered by the selling stockholders to 228,290,196 shares of common stock. No additional securities are being registered under this Post-Effective Amendment No. 2. All applicable registration fees were paid at the time of the original filing of the Registration Statement.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated July 29, 2022.

PROSPECTUS

Payoneer Global Inc.

228,290,196 Shares of Common Stock

This prospectus relates to the offer and sale from time to time of up to 228,290,196 shares of our common stock by the selling stockholders named in this prospectus, which includes 30,000,000 shares issued in the PIPE Placement (as defined herein), 18,061,275 Earn-Out Shares (as defined herein) and up to 1,792,994 shares of our common stock that are issuable upon the exercise of the Payoneer Private Warrants (as defined herein). The registration of the shares of common stock to which this prospectus relates does not require the selling stockholders to offer or sell those shares. We cannot predict when or in what amounts the selling stockholders may sell any of the shares offered by this prospectus. We are filing the registration statement pursuant to contractual obligations that exist with the selling stockholders.

We are not offering for sale any shares of common stock in the registration statement of which this prospectus is part. We will not receive any proceeds from the sale of our common stock by the selling stockholders, but will incur expenses. The selling stockholders from time to time may offer and sell the shares held by them directly or through underwriters, agents or broker-dealers on terms to be determined at the time of sale, as described in more detail in this prospectus. For more information, see “Plan of Distribution.”

As of the date of this prospectus, we are an “emerging growth company” as defined under the U.S. federal securities laws and, as such, we have elected to comply with certain reduced public company reporting requirements for this prospectus and the documents incorporated by reference herein.

INVESTING IN OUR SECURITIES INVOLVES RISKS. SEE “RISK FACTORS” BEGINNING ON PAGE 12 OF THIS PROSPECTUS AND ANY SIMILAR SECTION CONTAINED IN ANY APPLICABLE PROSPECTUS SUPPLEMENT TO READ ABOUT CERTAIN FACTORS YOU SHOULD CONSIDER BEFORE INVESTING IN OUR SECURITIES.

Our common stock is listed on the Nasdaq Global Market, or Nasdaq, under the symbol “PAYO.” On July 28, 2022, the closing sales price of our common stock as reported on the Nasdaq was $5.39 per share.

None of the SEC, any state securities commission or any other regulatory body has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is        , 2022.

TABLE OF CONTENTS

ABOUT THIS PROSPECTUS	4
WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE	6
THE COMPANY	8
THE OFFERING	9
RISK FACTOR SUMMARY	10
RISK FACTORS	12
USE OF PROCEEDS	13
DESCRIPTION OF CAPITAL STOCK	14
SELLING STOCKHOLDERS	23
PLAN OF DISTRIBUTION	29
LEGAL MATTERS	31
EXPERTS	32

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC using a “shelf” registration process. By using a shelf registration statement, the selling stockholders named in this prospectus may, from time to time, sell up to 228,290,196 shares of common stock in one or more offerings as described in this prospectus. To the extent necessary, each time that the selling stockholders offer and sell securities, we or the selling stockholders may provide a prospectus supplement to this prospectus that contains specific information about the securities being offered and sold and the specific terms of that offering. To the extent permitted by law, we may also authorize one or more free writing prospectuses that may contain material information relating to these offerings. Such prospectus supplement or free writing prospectus may also add, update or change information contained in this prospectus with respect to that offering. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement or free writing prospectus, you should rely on the prospectus supplement or free writing prospectus, as applicable. Before purchasing any securities, you should carefully read both this prospectus and the applicable prospectus supplement (and any applicable free writing prospectuses), together with the additional information described under the heading “Where You Can Find More Information; Incorporation by Reference.”

In this prospectus, “Payoneer,” “Payoneer Global Inc.,” “New Payoneer,” the “Company,” “we,” “us” and “our” refer to Payoneer Global Inc. and its consolidated subsidiaries. We and the selling stockholders have not authorized anyone to provide you with different or additional information or to make any representations other than those contained in this prospectus, any applicable prospectus or in any free writing prospectuses we have authorized for use. We and the selling stockholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you or any representation that others may make to you. We and the selling stockholders are not making an offer of these securities in any state, country or other jurisdiction where the offer is not permitted. The information appearing in this prospectus and the applicable prospectus supplement to this prospectus is accurate only as of the date on its respective cover, that the information appearing in any applicable free writing prospectus is accurate only as of the date of that free writing prospectus, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates.

This prospectus incorporates by reference, and any prospectus supplement or free writing prospectus may contain and incorporate by reference, industry and market data that we obtained from periodic industry publications, third-party studies and surveys, filings of public companies in our industry and internal company surveys. These sources include government and industry sources. Industry publications and surveys generally state that the information contained therein has been obtained from sources believed to be reliable. Although we believe the industry and market data to be reliable as of the date of this prospectus, this information could prove to be inaccurate. Industry and market data could be wrong because of the method by which sources obtained their data and because information cannot always be verified with complete certainty due to the limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties. In addition, we do not know all of the assumptions regarding general economic conditions or growth that were used in preparing the forecasts from the sources relied upon or cited herein.

On June 25, 2021 (the “Closing Date”), FTAC Olympus Acquisition Corp., a Delaware corporation (both prior to and after the Closing Date, “FTOC”) consummated a reorganization (the “Reorganization”) with Payoneer Inc., a Delaware corporation, pursuant to the Reorganization Agreement (as defined below). Following the Reorganization, New Payoneer became a publicly traded company, with Payoneer Inc., a subsidiary of New Payoneer, continuing the existing business operations.

Immediately after giving effect to the Reorganization, the following equity securities of the Company were issued and outstanding: (i) 77,081,294 shares of the Company’s common stock issued to the holders of FTOC Class A ordinary shares and FTOC Class B ordinary shares, (ii) 231,263,364 shares of the Company’s common stock issued to the stockholders of Payoneer Inc. as consideration in the Reorganization (including 47,122,318 shares underlying options to purchase shares of the Company common stock issuable to Payoneer Inc. option holders and 3,200,258 shares underlying the Company’s restricted stock units (“RSUs”) issuable to holders of Payoneer Inc. restricted stock units), (iii) 25,158,125 warrants to purchase shares of the Company’s common stock (the “public warrants”), (iv) warrants to purchase up to 1,792,994 shares of the Company’s common stock (“Payoneer Private Warrants”) and (v) 30,000,000 shares of common stock of the Company issued to the PIPE Investors in the PIPE Placement (each as defined below).

In connection with the Reorganization the Company issued and sold in a private placement an aggregate of 30,000,000 shares of the Company’s common stock to certain investors (the “PIPE Investors”) for a purchase price of $10.00 per share and an aggregate purchase price of $300.0 million (the “PIPE Placement”).

On the Closing Date, holders of outstanding equity securities of Payoneer Inc. became eligible to receive, on a pro rata basis, 30,000,000 shares of Payoneer (the “Earn-Out Shares”), (a) 50% of which will be issued if at any time during the first 30 months following the Closing Date, the closing trading price of the shares of Payoneer common stock is greater than or equal to $15.00 over any 20 trading days within any 30 trading day period and (b) the remaining 50% of which will be issued if at any time during the first 60 months following the Closing Date, the closing trading price of the shares of Payoneer common stock is greater than or equal to $17.00 over any 20 trading days within any 30 trading day period.

References to the Reorganization Agreement shall mean that certain Agreement and Plan of Reorganization (as amended on February 16, 2021, May 10, 2021 and June 22, 2021, the “Reorganization Agreement”), by and among FTOC, New Payoneer, Starship Merger Sub I Inc., a Delaware corporation and wholly owned subsidiary of New Payoneer, Starship Merger Sub II Inc., a Delaware corporation and wholly owned subsidiary of New Payoneer, and Payoneer Inc.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

Available Information

We file reports, proxy statements and other information with the SEC. The SEC maintains a web site that contains reports, proxy and information statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov.

Our web site address is www.payoneer.com. The information on our web site, however, is not, and should not be deemed to be, a part of this prospectus.

This prospectus and any applicable prospectus supplement are part of a registration statement that we filed with the SEC and do not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us, as provided below. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement through the SEC’s website, as provided above.

Incorporation by Reference

The SEC’s rules allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in this prospectus or a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or a subsequently filed document incorporated by reference modifies or replaces that statement.

This prospectus and any accompanying prospectus supplement incorporate by reference the documents set forth below that have previously been filed with the SEC:

•	our Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on March 3, 2022;

•	the information specifically incorporated by reference into our Annual Report on Form 10-K from our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 28, 2022;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2022, filed with the SEC on May 12, 2022;

•	our Current Reports on Form 8-K filed with the SEC on April 4, 2022, May 25, 2022 (excluding Item 7.01) and June 15, 2022; and

•	the description of our common stock contained in our registration statement on Form 8-A, dated June 28, 2021, filed with the SEC on June 28, 2021 and any amendment or report filed with the SEC for the purpose of updating the description, including Exhibit 4.4 to our Annual Report on Form 10-K for the year ended December 31, 2021.

Unless specifically stated to the contrary, none of the information that we disclose under Items 2.02 or 7.01 of any Current Report on Form 8-K that we may from time to time furnish to the SEC or any other document or information deemed to have been furnished and not filed with the SEC will be incorporated by reference into, or otherwise included in, this prospectus. All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act” in this prospectus, prior to the termination of this offering, including all such documents we may file with the SEC after the date of the initial registration statement and prior to the effectiveness of the registration statement, but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus and deemed to be part of this prospectus from the date of the filing of such reports and documents.

You may request a free copy of any of the documents incorporated by reference in this prospectus by writing or telephoning us at the following address:

Payoneer Global Inc.

150 W 30th St

New York, New York, 10001

(212) 600-9272

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus or any accompanying prospectus supplement.

THE COMPANY

As one of the world’s go-to partners for digital commerce, Payoneer democratizes access to financial services and drives growth for millions of businesses of all sizes around the world. With a single connection to Payoneer’s global payment and commerce-enabling platform, our customers can transact globally as easily as they do locally, empowering participation in the digital economy and driving growth for enterprises, marketplaces and SMBs worldwide.

Payoneer was founded in 2005 with the idea that technology and the internet were transforming commerce and making it possible for anyone, anywhere to build and grow a digital business. From the beginning, we recognized the importance of offering services to both sides of two-sided commerce networks: small businesses who would need help navigating the increasingly complex digital economy, and marketplaces who would need help supporting their increasingly distributed seller-base. Over the past 17 years, we have built a one-of-a-kind platform designed to serve the needs of digital businesses globally.

At the foundation of the Payoneer platform is a robust secured, regulated global payment infrastructure that simplifies the process for any business to pay and get paid globally as easily as it does locally. On top of this foundation, we continue to develop a comprehensive suite of products and services, providing sophisticated tools to help our customers grow.

Owing to the strength of our payment infrastructure and the breadth of our product offerings, Payoneer operates as both a provider of services to enterprises and marketplaces as well as an industry leading B2B payment provider, empowering all of our customers to transact internationally with ease. As a result, we have cultivated a meaningful brand in the global digital commerce ecosystem supporting millions of marketplaces, enterprises, and SMBs across more than 190 countries and territories and 7,000+ unique trade corridors.

Our principal executive offices are located at 150 W 30th St New York, New York, 10001 and our telephone number is (212) 600-9272.

THE OFFERING

Issuer	Payoneer Global Inc.

Shares of Common Stock Offered by the Selling Stockholders	Up to 228,290,196 shares of common stock

Use of Proceeds	We will not receive any proceeds from the sale of shares of common stock by the selling stockholders.

Market for Common Stock	Our common stock is listed on the Nasdaq Global Market under the symbol “PAYO”.

Risk Factors	Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 12 of this prospectus for a discussion of factors you should carefully consider before investing in our common stock.

RISK FACTOR SUMMARY

Your investment in our common stock will involve certain risks. Set forth below is only a summary of the principal risks associated with an investment in our common stock. You should consider carefully the following discussion of risks, as well as the discussion of risks included in this prospectus and any applicable prospectus supplement, before you decide that an investment in our common stock is appropriate for you.

• Our business depends on our strong and trusted brand, and failure to maintain and protect our brand, or any damage to our reputation, or the reputation of our partners, could adversely affect our business, financial condition or results of operations.

• Our success depends on our ability to develop products and services to address the rapidly evolving markets that we serve, and if we are not able to implement successful enhancements and new features for our products and services, we could lose customers or have trouble attracting new customers, and our ability to grow may be limited.

• Substantial and increasingly intense competition in the worldwide financial services and payments industry, including on pricing and payment alternatives, could adversely affect our margins, business and results of operations. Competitive activity by our partners and enterprise customers that insource payment services or directly compete against our services could adversely affect our business.

• If we are unable to renew marketplace and enterprise customer contracts or to adjust certain contract components at favorable terms or we lose a significant enterprise or marketplace customer, or if an eCommerce marketplace were to prevent our customers from using our services to receive payments from such marketplace, our results of operations and financial condition may be adversely affected.

• Declines in eCommerce utilization generally, including as a result of the fluctuations in recovery of brick-and-mortar sales following the ongoing COVID-19 pandemic, could have a material adverse effect on our business, financial condition and results of operations.

• Failure to effectively deal with bad, fraudulent or fictitious transactions and material internal or external fraud could negatively impact our business.

• Use of our payment services for illegal purposes could harm our business.

• Any factors that reduce cross-border trade or cross-border digital commerce, make such trade or commerce more difficult or diminish eCommerce sales and/or limit activity of eCommerce marketplaces could harm our business.

• We are subject to risks relating to the availability of capital for our Working Capital products, as well as risk of losses relating to our Working Capital products.

• Because we rely on third parties to provide services, we could be adversely impacted if they fail to fulfill their obligations, become subject to regulatory action or if our arrangements with them are terminated and suitable replacements cannot be found on commercially reasonable terms or at all.

• If we fail to comply with the applicable rules and policies of the payment network card schemes or the terms of a payment network card scheme license, they could seek to fine us, suspend us or terminate our participation license, which could adversely affect our business. If we fail to comply with the applicable requirements of counterparty financial institutions and banking partners, they could seek to suspend or terminate our accounts, which could adversely affect our business.

• Our business may be adversely affected by geopolitical and other risks (such as the continuing armed conflict between Russia and Ukraine) associated with global operations.

• As we continue to expand internationally, including within emerging markets, we may become more susceptible to these risks.

• Unauthorized disclosure, destruction or modification of data, through cybersecurity breaches, computer viruses or otherwise, or disruption of our services, could expose us to liability and/or damage our reputation.

• Our systems and our third-party providers’ systems may be subject to system failures or capacity constraints and resulting interruptions in the availability of our platform, products, or services, including the accessibility of our solutions through mobile devices, could harm our business.

• Our business is subject to laws, rules, regulations, policies and legal interpretations in the markets in which we operate, including (but not limited to) those governing deposit taking, factoring, stored value, cross-border and domestic money transmission, foreign exchange, privacy, data protection, banking secrecy and payment services (including payment processing and settlement services). The legal and regulatory requirements applicable to us are extensive, complex, frequently changing, and increasing in number, and may impose overlapping and/or conflicting requirements or obligations. Failure to comply with anti-money laundering, anti-bribery, economic and trade sanctions regulations and similar laws could subject us to penalties and other adverse consequences.

• Our results of operations may be adversely affected as a result of any decrease in revenue from customers operating in China as a result of regulatory changes or occurrences under other risk factors discussed herein. As a significant portion of our revenue is generated from China, any negative impact to our ability to serve customers based in China could exacerbate the other risks set forth herein.

• Our failure to manage our customer funds properly could harm our business.

• The trading market for our common stock has existed only for a short period of time, and the market price and trading volume of our common stock may fluctuate significantly.

RISK FACTORS

Investment in any securities offered pursuant to this prospectus and any applicable prospectus supplement involves risks. You should carefully consider the risk factors described in our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, which are incorporated by reference in this prospectus, and all other information contained or incorporated by reference into this prospectus, as updated by our subsequent filings under the Exchange Act, and the risk factors and other information contained in any applicable prospectus supplement and any applicable free writing prospectus before acquiring any of such securities. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities.

USE OF PROCEEDS

All of the common stock offered by the selling stockholders pursuant to this prospectus will be sold by the selling stockholders for their respective accounts. The Company will not receive any of the proceeds from these sales. We will receive up to an aggregate of approximately $3,209,459 from the exercise of the Payoneer Private Warrants, assuming the exercise in full of all such warrants for cash.

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock is not meant to be complete and is qualified in its entirety by reference to the relevant provisions of the Delaware General Corporation Law (the “DGCL”) and our amended and restated certificate of incorporation (our “certificate of incorporation”) and our amended and restated bylaws (our “bylaws”). For a complete description of the matters set forth in this section titled “Description of Capital Stock,” you should refer to the provisions of our certificate of incorporation and bylaws, which are incorporated by reference as exhibits to the registration statement of which this prospectus forms a part. See “Where You Can Find More Information” above.

Authorized and Outstanding Stock

Our certificate of incorporation authorizes the issuance of an aggregate of 4,180,000,000 shares of capital stock, consisting of 3,800,000,000 shares of common stock, $0.01 par value per share and 380,000,000 shares of preferred stock, $0.01 par value per share. Unless our board of directors (the “Board of Directors”) determines otherwise, we have and will continue to, issue all shares of capital stock in uncertificated form.

Common Stock

Our certificate of incorporation provides for one class of common stock. Except as otherwise required by applicable law or as provided in our certificate of incorporation, the holders of common stock are entitled to one vote per share on matters to be voted on by stockholders generally or by holders of common stock as a separate class.

Subject to applicable law and the rights, if any, of the holders of any outstanding series of preferred stock or any other outstanding class or series of stock, holders of common stock will be entitled to receive such dividends and distributions, if any, as may be declared from time to time by the Board of Directors in its discretion out of funds legally available therefor.

Preferred Stock

Our certificate of incorporation authorizes our Board of Directors to establish one or more series of preferred stock. Unless required by law or by any stock exchange, and subject to the terms of our certificate of incorporation, the authorized shares of preferred stock will be available for issuance without further action by holders of common stock. Our Board of Directors is able to determine, with respect to any series of preferred stock, designations, powers, preferences and relative, participating, optional or other rights, if any, and the qualifications, limitations or restrictions thereof, if any.

We may issue a series of preferred stock that could, depending on the terms of the series, impede or discourage an acquisition attempt or other transaction that some, or a majority, of the holders of our common stock might believe to be in their best interests or in which the holders of common stock might receive a premium over the market price of the shares of common stock. Additionally, the issuance of preferred stock may adversely affect the rights of holders of our common stock by restricting dividends on the common stock, diluting the voting power of the common stock or subordinating the rights of the common stock to distributions upon a liquidation, dissolution or winding up or other event. As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of our common stock.

Preemptive or Other Rights

Our stockholders have no preemptive or other subscription rights. There are no sinking fund provisions applicable to the common stock.

Election of Directors

All elections of directors are determined by a plurality of the votes cast in respect of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.

No Cumulative Voting

Under DGCL, the right to vote cumulatively does not exist unless the certificate of incorporation specifically authorizes cumulative voting. Our certificate of incorporation does not authorize cumulative voting in the election of directors.

Meetings of the Stockholders

Our bylaws provide that stockholder meetings will be held at a date, time and place, if any, as selected by the Board of Directors, or the Chair of the Board of Directors in the absence of a designation by the Board of Directors.

Annual Meeting

Our bylaws provide that an annual stockholder meeting shall be held for the election of directors and to transact such other business as may properly be brought before the meeting.

Staggered Board

Our Board of Directors is divided into three classes serving staggered three-year terms. Class I, Class II and Class III directors will serve until our annual meetings of stockholders in 2025, 2023 and 2024, respectively.

At each annual meeting of stockholders, directors will be elected to succeed the class of directors whose terms have expired. This classification of our Board of Directors could have the effect of increasing the length of time necessary to change the composition of a majority of the Board of Directors. In general, at least two annual meetings of stockholders will be necessary for stockholders to effect a change in a majority of the members of the Board of Directors.

Anti-Takeover Effects of the Certificate of Incorporation, Bylaws and Certain Provisions of Delaware Law

Our certificate of incorporation, our bylaws and the DGCL contain provisions that are summarized in the following paragraphs and that are intended to enhance the likelihood of continuity and stability in the composition of our Board of Directors. These provisions are intended to avoid costly takeover battles, reduce our vulnerability to a hostile or abusive change of control and enhance the ability of our Board of Directors to maximize stockholder value in connection with any unsolicited offer to acquire us. However, these provisions may have an anti-takeover effect and may delay, deter or prevent a merger or acquisition of the Company by means of a tender offer, a proxy contest or other takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the prevailing market price for the shares of common stock held by stockholders.

Transfer Restrictions

Our certificate of incorporation provides that, subject to certain exceptions, we may request that holders or proposed transferees of its capital stock provide such information (including, without limitation, information with respect to citizenship, other holdings of our capital stock and affiliations) as it may reasonably request to determine whether the ownership of, or the exercise of any rights with respect to, our capital stock by such stockholder could result in such stockholder beneficially owning more than 9.9% of our issued and outstanding capital stock on a fully diluted basis (a “Violation”). This provision is designed to ensure we comply with the various licensing regimes of the several jurisdictions in which we operate, as the acquisition of more than 10% of our issued and outstanding capital stock in such jurisdictions could require regulatory notifications and/or consents.

In the event a holder or proposed transferee fails to respond to our request for information or if, upon review of information provided by such holder or proposed transferee, our Board of Directors determines that such person’s holdings or acquisition of our capital stock would result in a Violation, we may refuse to permit any such transfer of capital stock, refuse to honor any transfer of capital stock purported to have been effected (in which case, such transfer shall be deemed to have been void ab initio), suspend rights of stock ownership the exercise of which could result in a Violation, or redeem such shares of capital stock. Pursuant to our certificate of incorporation, any shares of capital stock subject to redemption shall be redeemed at a price equal to $0.01 per share, on such other terms and conditions as our Board of Directors may determine. Our certificate of incorporation provides that our Board of Directors may, in its sole discretion, exempt (proactively or retroactively) any person from the foregoing restrictions.

Authorized but Unissued Capital Stock

Delaware law does not require stockholder approval for any issuance of shares that are authorized and available for issuance. However, the listing requirements of the Nasdaq Global Market, which would apply so long as the shares of common stock remain listed on the Nasdaq Global Market, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or the then outstanding number of shares of common stock. These additional shares may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions. Additionally, the number of authorized shares of any series of common stock or preferred stock may be increased or decreased (but not below the number of shares thereof outstanding) by the affirmative vote of the holders of a majority in voting power, irrespective of the provisions of Section 242(b)(2) of the DGCL.

Our Board of Directors may generally issue shares of one or more series of preferred stock on terms designed to discourage, delay or prevent a change of control of the Company or the removal of our management. Moreover, our authorized but unissued shares of preferred stock will be available for future issuances in one or more series without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, to facilitate acquisitions and employee benefit plans.

One of the effects of the existence of authorized and unissued and unreserved shares of common stock or preferred stock may be to enable our Board of Directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive our stockholders of opportunities to sell their shares of common stock at prices higher than prevailing market prices.

Removal of Directors; Vacancies and Newly Created Directorships

Our certificate of incorporation provides that, subject to the rights granted to one or more series of preferred stock then outstanding, no director may be removed from office by the stockholders other than for cause with the affirmative vote of at least a majority of the total voting power then outstanding. The certificate of incorporation further provides that, subject to the applicable provisions of the DGCL and the rights granted to one or more series of preferred stock then outstanding, any newly-created directorship on the Board of Directors that results from an increase in the number of directors and any vacancies on our Board of Directors will be filled solely by the affirmative vote of a majority of the remaining directors, even if less than a quorum, or by a sole remaining director.

Certain Anti-Takeover Provisions of our Certificate of Incorporation

Our certificate of incorporation provides that our Board of Directors be classified into three classes of directors. As a result, in most circumstances, a person can gain control of our Board of Directors only by successfully engaging in a proxy contest at two or more annual general meetings. Our authorized but unissued preferred shares are available for future issuances without shareholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved shares of common stock and preferred shares could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Special Stockholder Meetings

Our certificate of incorporation provides that special meetings of our stockholders may be called at any time only by the Board of Directors acting pursuant to a resolution adopted by the Board of Directors, subject to the rights of holders of any series of preferred stock then outstanding. The bylaws prohibit the conduct of any business at a special meeting other than as specified in the notice for such meeting. These provisions may have the effect of deterring, delaying or discouraging hostile takeovers, or changes in control or management of the Company.

Director Nominations and Stockholder Proposals

The bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the Board of Directors or a committee of the Board of Directors. In order for any matter to be “properly brought” before a meeting, a stockholder will have to comply with advance notice requirements and provide us with certain information. Generally, to be timely, a stockholder’s notice must be received at our principal executive offices not less than 120 days nor more than 150 days prior to the first anniversary date of the immediately preceding annual meeting of stockholders, subject to specified exceptions. The bylaws also specify requirements as to the form and content of a stockholder’s notice. These provisions may also defer, delay or discourage a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to influence or obtain control of the Company.

Stockholder Action by Written Consent

Pursuant to Section 228 of the DGCL, any action required to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice, and without a vote if a consent or consents in writing, setting forth the action so taken, is or are signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of stock entitled to vote thereon were present and voted, unless the certificate of incorporation provides otherwise. Subject to applicable law and the rights, if any, of the holders of any outstanding series of preferred stock or any other outstanding class or series of stock, our certificate of incorporation does not permit holders of our common stock to act by consent in writing.

Dissenters’ Rights of Appraisal and Payment

Under the DGCL, with certain exceptions, our stockholders will have appraisal rights in connection with a merger or consolidation in which we are a constituent entity. Pursuant to the DGCL, stockholders who properly demand and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Court of Chancery of the State of Delaware, plus interest, if any, on the amount determined to be the fair value, from the effective time of the merger or consolidation through the date of payment of the judgment.

Stockholders’ Derivative Actions

Under the DGCL, any of our stockholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of our shares at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law. To bring such an action, the stockholder must otherwise comply with Delaware law regarding derivative actions.

Exclusive Forum

Our certificate of incorporation and bylaws provide that, unless the Company consents in writing to the selection of an alternative forum, (A) the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction thereof, the federal district court of the State of Delaware will, to the fullest extent permitted by law, be the sole and exclusive forum for any stockholder to bring (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Company to the Company or the Company’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, our certificate of incorporation or our bylaws (as either may be amended or restated) or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, or (iv) any action asserting a claim governed by the internal affairs doctrine of the law of the State of Delaware, and (B) the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the federal securities laws.

To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring or holding any interest in shares of our capital stock shall be deemed to have notice of and consented to the forum provisions in our certificate of incorporation and bylaws. However, investors will not be deemed to have waived compliance with the federal securities laws and the rules and regulations thereunder as a result of the forum selection provisions in the certificate of incorporation and bylaws.

Conflicts of Interest

Delaware law permits corporations to adopt provisions renouncing any interest or expectancy in certain opportunities that are presented to the corporation or its officers, directors or stockholders. Our certificate of incorporation may, to the maximum extent permitted from time to time by Delaware law, renounce any interest or expectancy that we have in, or right to be offered an opportunity to participate in, specified business opportunities that are from time to time presented to our officers, directors or stockholders or their respective affiliates, other than those officers, directors, stockholders or affiliates who are our or our subsidiaries’ employees.

Limitations on Liability and Indemnification of Officers and Directors

The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions. Our certificate of incorporation and bylaws include a provision that eliminates the personal liability of directors for monetary damages to the corporation or its stockholders for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL. The effect of these provisions is to eliminate the rights of us and our stockholders, through stockholders’ derivative suits on our behalf, to recover monetary damages from a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior. However, exculpation does not apply to any director if the director has breached such director’s duty of loyalty, acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends, redemptions or repurchases or derived an improper benefit from his or her actions as a director.

The limitation of liability provision in our certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to the indemnification provisions.

Public Warrants

Our public warrants are issued pursuant to the Warrant Agreement (the “Original Warrant Agreement”) dated August 25, 2020, as amended and supplemented by the Assignment, Assumption and Amendment Agreement (together with the Original Warrant Agreement, the “Warrant Agreement”) dated June 25, 2021 among the Company, FTAC Olympus Acquisition Corporation and Continental Stock Transfer & Trust Company, as warrant agent (the “Warrant Agent”). The following summary of certain provisions relating to our public warrants does not purport to be complete and is subject to, and is qualified in its entirety by reference to the Warrant Agreement. You should review the Warrant Agreement for a complete description of the terms and conditions applicable to the public warrants.

General

Each whole public warrant entitles the holder to purchase one share of our common stock for $11.50 per share, subject to certain adjustments (the “Exercise Price”). The public warrants will expire at the earliest to occur of (i) 5:00 p.m., New York City time on June 25, 2026 and (ii) 5:00 p.m., New York City time on the redemption date, if any, that we may fix in accordance with the Warrant Agreement. We may extend the duration of the public warrants so long as we provide at least 20 days’ prior written notice to all registered holders. Any such extension must be identical among all of the public warrants. Any public warrant not exercised prior to its expiration will become void.

Exercise and Expiration

A public warrant may be exercised by delivering to the Warrant Agent (i) the public warrant, (ii) an election to purchase, a form of which is attached to the Warrant Agreement, and (iii) the payment in full of the Exercise Price and any and all applicable taxes due in connection with the exercise.

As soon as practicable after the exercise of any public warrant and the clearance of any applicable funds we will issue a book-entry position or certificate, as applicable, for the shares of common stock. All shares of common stock issued upon the proper exercise of a public warrant in conformity with the Warrant Agreement and the certificate of incorporation will be validly issued as fully paid and nonassessable.

Additionally, a public warrant holder may notify us in writing of the holder’s election to be subject to a provision of the Warrant Agreement preventing the holder from exercising a public warrant, to the extent that, after giving effect to such exercise, the holder (together with its affiliates), to the Warrant Agent’s actual knowledge, would beneficially own in excess of 9.8% (the “Maximum Percentage”) of our outstanding common stock immediately after giving effect to such exercise. By written notice to us, a public warrant holder may increase or decrease the Maximum Percentage to any other percentage specified in such notice, subject to compliance with our certificate of incorporation’s transfer restrictions preventing Violations; provided, however, that any such increase will not be effective until the sixty-first (61st) day after such notice is delivered to us.

No fractional shares of common stock will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of the number of shares of common stock to be issued to the holder.

Registration and Cashless Exercise

In the event a registration statement relating to the registration, under the Securities Act, of the shares of common stock issuable upon the exercise of the public warrants is not effective, public warrant holders have the right, until such registration statement is declared effective by the SEC, and during any other period that we may fail to have maintained an effective registration statement covering the shares of common stock issuable upon exercise of the public warrants, to exercise such public warrants on a “cashless basis.” In a cashless exercise, holders may exchange their public warrants for a number of shares of our common stock equal to the lesser of (A) the quotient obtained by dividing (x) the product of (i) the number of shares of common stock underlying the public warrants and (ii) the excess of the “fair market value” of our common stock less the Exercise Price by (y) the “fair market value” of our common stock, and (B) 0.361. In this scenario, the “fair market value” means the volume weighted average price of our common stock as reported during the 10-trading-day period ending on the trading day prior to the date that notice of exercise is received by the Warrant Agent.

Additionally, we may require exercises of public warrants to be made on a “cashless basis” if our common stock is, at the time of any exercise, not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act. In that case, we will not be required to file or maintain in effect a registration statement for the registration of the shares of common stock issuable upon exercise of the public warrants. Instead, we will be required to use our best efforts to register or qualify for sale those shares of common stock under the applicable blue sky laws, to the extent an exemption is not available.

If, by reason of any exercise of public warrants on a “cashless basis”, the holder of any public warrant would be entitled, upon the exercise of such public warrant, to receive a fractional interest in a share of common stock, we will round down to the nearest whole number, the number of shares of common stock to be issued to such holder.

Redemption and Notice

Redemption of public warrants for cash when the price per share of common stock equals or exceeds $18.00.

Upon becoming exercisable, we may call the public warrants for redemption:

·	in whole and not in part;

·	at a price of $0.01 per public warrant;

·	upon not less than 30 days prior written notice of redemption to the public warrant holders;

·	if, and only if, the closing price of the shares of common stock equals or exceeds $18.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which notice of the redemption is sent to the public warrant holders; and

·	if, and only if, there is an effective registration statement covering the issuance of shares of common stock issuable upon exercise of the public warrants and a current prospectus relating thereto available throughout the 30-day period after written notice of redemption is sent.

Redemption of public warrants for shares of common stock when the price per share of common stock equals or exceeds $10.00.

We may redeem the outstanding public warrants:

·	in whole and not in part;

·	at $0.10 per public warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their public warrants on a cashless basis prior to redemption and receive a number of shares of common stock as set forth in Section 6.2 of the Warrant Agreement;

·	if, and only if, the closing price of our shares of common stock equals or exceeds $10.00 per public share (as adjusted for share sub-divisions, share dividends, reorganizations, reclassifications, recapitalizations) on the trading day before we send the notice of redemption to the public warrant holders; and

·	if, and only if, there is an effective registration statement covering the issuance of shares of common stock issuable upon exercise of the public warrants and a current prospectus relating thereto available throughout the 30-day period after written notice of redemption is sent.

This redemption feature differs from the typical warrant redemption features used in many other SPAC/business combination transactions, which typically only provide for a redemption of warrants for cash (other than the private placement warrants) when the trading price for the shares of common stock exceeds $18.00 per share for a specified period of time.

If we choose to redeem the public warrants when the shares of common stock are trading at a price below the Exercise Price, this could result in the public warrant holders receiving fewer shares of common stock than they would have received if they had chosen to wait to exercise their public warrants for shares of common stock if and when such shares of common stock were trading at a price higher than the exercise price of $11.50.

Notice

We will mail any such notice of redemption by first class mail, postage prepaid, not less than 30 days prior to the redemption date to registered public warrant holders. The notice will be sent to each registered holder’s last address as it appears on the registration books. Any notice so mailed will be conclusively presumed to have been duly given, whether or not the registered holder actually receives such notice.

On and after the redemption date, the record holder of the public warrants will have no further rights except to receive, upon surrender of the public warrants, the applicable redemption price.

Adjustments

The number of shares of common stock issuable upon the exercise of the public warrants is subject to customary adjustments in certain circumstances, such as a stock split, dividend or reclassification of our common stock, as described in the Warrant Agreement. In the event the number of shares of common stock purchasable upon the exercise of the public warrants is adjusted, the Warrant Price (as such term is defined in the Warrant Agreement) will be adjusted (to the nearest cent) by:

·	taking the Warrant Price immediately prior to such adjustment;
·	multiplying it by the number of shares of common stock purchasable upon the exercise of the public warrants immediately prior to such adjustment; and then
·	dividing by the number of shares of common stock so purchasable immediately thereafter.

If, by reason of any adjustment made pursuant to the events described above (each, an “adjustment”), the holder of any public warrant would be entitled, upon the exercise of such public warrant, to receive a fractional interest in a share, we will, upon such exercise, round down to the nearest whole number the number of shares of common stock to be issued to such holder.

Public warrant holders will also have replacement rights in the case of certain reorganization, merger, consolidation, or certain sale transactions involving our Company or substantially all of our assets in connection with our dissolution (each a “Replacement Event”). Upon the occurrence of any Replacement Event, public warrant holders will have the right to purchase and receive (in lieu of shares of our common stock) the kind and amount of stock or other securities or property (including cash) receivable upon such Replacement Event that the holder would have received if the public warrants were exercised immediately prior to such event.

Upon any adjustment of the Warrant Price or the number of shares issuable upon exercise of a public warrant, we will provide written notice of such adjustment to the Warrant Agent stating the Warrant Price resulting from such adjustment and the increase or decrease, if any, in the number of shares purchasable at such price upon the exercise of a public warrant. We will also provide notice of any adjustment described above to each public warrant holder at the last address set forth in the warrant register stating the date of the event.

Additionally, in case of any event affecting us to which the adjustments described above are not strictly applicable, but which would require an adjustment to the terms of the public warrants in order to avoid an adverse impact on the public warrants and to effectuate the intent and purpose of the adjustments provided for in the Warrant Agreement, we will appoint an appropriate independent firm to give its opinion as to whether any adjustment is necessary and, if so, the terms of such adjustment. In such an event, we will then adjust the terms of the public warrants in a manner consistent with the recommended adjustment.

Transfers and Exchanges

Public warrants may be exchanged or transferred upon surrender of the public warrant to the Warrant Agent, together with a written request for exchange or transfer. Upon any transfer, a new public warrant representing an equal aggregate number of public warrants will be issued and the old public warrant will be cancelled by the Warrant Agent.

No Rights as a Stockholder

A public warrant does not entitle the holder to any of the rights of a stockholder of our Company, including, without limitation, the right to receive dividends, the right to vote, preemptive rights, the right to consent or to receive notice as stockholders in respect of the meetings of stockholders or the election of directors of our Company.

Registration Rights Agreement

In connection with the Reorganization, certain of our directors and officers, and several of the holders of our common stock, as well as a holders of Payoneer Private Warrants, entered in the Registration Rights Agreement. Pursuant to the terms of the Registration Rights Agreement, we are filing this resale registration statement on behalf of the equityholder parties. The Registration Rights Agreement also provides the parties thereto with demand, “piggy-back” and Form S-3 registration rights, subject to certain minimum requirements and customary conditions. In addition, subject to certain exceptions, certain shareholders who are party to the Registration Rights Agreement agreed for a period of time not to transfer or dispose of our common stock.

Warrant Agent

The Warrant Agent for our public warrants is Continental Stock Transfer & Trust Company. We have agreed to indemnify Continental Stock Transfer & Trust Company in its roles as warrant agent against all liabilities, including judgments, out-of-pocket costs and reasonable outside counsel fees, for anything done or omitted by the Warrant Agent in the execution of the Warrant Agreement, except as a result of the Warrant Agent’s gross negligence, willful misconduct, fraud or bad faith.

SELLING STOCKHOLDERS

This prospectus relates to the resale by the selling stockholders from time to time of up to 228,290,196 shares of common stock (including 1,792,994 shares of common stock that may be issued upon exercise of the Payoneer Private Warrants). The selling stockholders may from time to time offer and sell any or all of the shares of common stock set forth below pursuant to this prospectus and any accompanying prospectus supplement, subject to certain restrictions, applicable to certain stockholders. When we refer to the “selling stockholders” in this prospectus, we mean the persons listed in the table below, and the pledgees, donees, transferees, assignees, successors, designees and others who later come to hold any of the selling stockholders’ interest in the shares of common stock other than through a public sale. We will not receive any proceeds from the sale of shares of common stock by the selling stockholders pursuant to this prospectus.

The table below lists the selling stockholders and other information regarding the beneficial ownership of the common stock by each of the selling stockholders and is based primarily upon information initially provided to us by the selling stockholders. The selling stockholders identified below may have sold, transferred or otherwise disposed of some or all of their shares since the date on which such information was furnished. Information concerning the selling stockholders may change from time to time and, if necessary, we will amend or supplement this prospectus accordingly and as required.

The beneficial ownership of our voting securities is based on 346,439,294 shares of our common stock issued and outstanding as of June 30, 2022. The second column lists the number of shares of common stock beneficially owned by each selling stockholder. The fourth column lists the number of shares of common stock offered by this prospectus by each selling stockholder. The fifth column lists the number of shares of common stock beneficially owned by each selling stockholder after the offering contemplated by this prospectus, assuming the sale of all common stock being offered by this prospectus by each selling stockholder.

Except as otherwise stated in the footnotes below, beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, and includes shares underlying options and restricted stock units that are currently exercisable or have vested, as applicable, as of the date of the table, or exercisable or vesting, as applicable, within 60 days.

The selling stockholders may sell all, some or none of their common stock included in this prospectus. See “Plan of Distribution.”

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned Prior to Offering	Percentage	Shares of Common Stock Offered	Shares of Common Stock Beneficially Owned After the Offered Shares are Sold	Percentage
Principal and Selling Stockholders
ACM-Olymp, LLC(1)	50,000	**	50,000	–	–
Alyeska Master Fund, L.P.(2)	700,000	**	700,000	–	–
Altimeter Partners Fund, L.P.(3)	1,000,000	**	1,000,000	–	–
Adage Capital Partners LP(4)	2,713,858	**	1,100,000	1,613,858	**
Amazon.com NV Investment Holdings LLC(5)*	1,792,994	**	1,792,994	–	–
AST Prudential Growth Allocation Portfolio(6)	4,421	**	4,421	–	–
BlackRock, Inc.(7)	2,000,000	**	2,000,000	–	–
Blackwell Partners LLC - Series A(8)	251,770	**	123,780	127,990	**
Cadian Master Fund LP(9)	500,000	**	500,000	–	–
Coatue FinTech Fund I LLP(10)	1,200,000	**	1,200,000	–	–
Certain funds and accounts of Corbin Capital Partners, LP(11)	750,000	**	750,000	–	–
Dragoneer Global Fund II, L.P.(12)	2,000,000	**	2,000,000	–	–
Federated Hermes Kaufmann Small Cap Fund, a portfolio of Federated Hermes Equity Funds(13)	1,000,000	**	1,000,000	–	–
Certain funds and accounts of Fidelity(14)	2,000,000	**	2,000,000	–	–
Fifth Street Station LLC(15)	800,000	**	800,000	–	–
Certain funds and accounts of Franklin Advisers, Inc.(16)	1,500,000	**	1,500,000	–	–
Affiliates of FTAC(17)	19,639,985	5.7%	19,639,985	–	–
Ghisallo Master Fund LP(18)	200,000	**	200,000	–	–
LH Capital Markets, LLC(19)	400,000	**	400,000	–	–
Certain funds and accounts of Mainstay Winslow(20)	1,500,000	**	1,500,000
Millais Limited(21)	300,000	**	300,000	–	–
Nantahala Capital Partners II Limited Partnership(8)	270,925	**	139,672	131,253	**
Nantahala Capital Partners Limited Partnership(8)	97,469	**	49,488	47,981	**
Nantahala Capital Partners SI, LP(8)	1,026,756	**	347,984	678,772	**
NCP QR LP(8)	118,273	**	58,019	60,254	**
NCP RFM LP(8)	134,763	**	53,467	81,296	**
Certain funds and accounts of Neuberger Berman Investment Advisers LLC(22)	1,300,868	**	1,000,000	300,868	**
Certain funds and accounts managed by UBS O’Connor LLC(23)	200,000	**	200,000	–	–
PGIM Jennison Small Company Fund(24)	495,579	**	495,579	–	–
Certain funds and accounts of Riverview Group LLC(25)	14,609,960	4.2%	1,500,000	13,109,960	3.8%
Senator Global Opportunity Master Fund L.P.(26)	1,000,000	**	1,000,000	–	–
Soroban Opportunities Master Fund LP(27)	1,000,000	**	1,000,000	–	–
Schonfeld Strategic 460 Fund LLC(28)	200,000	**	200,000	–	–
Shotfut Menayo Chool(29)	700,000	**	700,000	–	–
Silver Creek CS SAV, L.L.C.(8)	57,960	**	27,590	30,370	**
Certain funds and accounts of Susquehanna Growth Equity(30)*	34,089,218	9.7%	34,089,218	–	–
Certain funds and accounts of TCV(31)*	46,585,994	13.3%	46,585,994	–	–
Certain funds and accounts of Temasek(32)*	22,615,415	6.5%	22,615,415	–	–
Certain funds and accounts advised or subadvised by T. Rowe Price Associated, Inc.(33)	19,727,660	5.7%	2,000,000	17,727,660	5.1%
Vetamer Capital Master Fund, L.P.(34)	100,000	**	100,000	–	–
Viola Ventures III, L.P.(35)*	25,223,122	7.2%	25,223,122	–	–
Certain funds and accounts of Wellington(36)	35,027,388	10.0%	27,399,511	7,627,877	2.2%
XN Exponent Master Fund LP(37)	1,000,000	**	1,000,000	–	–
140 Summer Partners Master Fund LP(38)	300,000	**	300,000	–	–
FTAC Olympus PIPE Sponsor, LLC(39)	700,000	**	700,000	–	–
Charles Rosenblatt*†	247,851	**	247,851	–	–
Noam Oren*†	2,017,448	**	2,017,448	–	–
Scott Galit (40)*†	11,545,573	3.2%	11,168,131	377,442	**
Michael Levine*†	3,934,954	1.1%	3,665,700	269,254	**
Aviva Arnon*†	1,746,703	**	1,552,001	194,702	**
Tsafi Goldman*†	1,156,869	**	926,869	230,000	**
Keren Levy*†	3,600,957	1.0%	3,365,957	235,000	**

A selling stockholder may have sold or transferred some or all of the securities set forth in the table and accompanying footnotes, and consequently the shares of common stock indicated to be offered may exceed the number of shares of common stock to be sold by the selling securityholders.

*	Party to the Registration Rights Agreement.

**	Less than 1%.

†	Shares of common stock beneficially owned include all shares issuable upon the exercise or settlement of existing stock options and restricted stock units, respectively and Earn-Out Shares. Except for Mr. Rosenblatt, Mr. Oren, Ms. Arnon and Mr. Edri, the address of each person is 150 W 30th St, New York, New York, 10001.

(1)	The address of ACM-Olymp, LLC is One Rockefeller Plaza, NY, NY 10020.

(2)	Alyeska Investment Group, L.P. (“Alyeska Investment Group”), the investment manager of the selling securityholder, has voting and investment control of the shares held by the selling securityholder. Anand Parekh is the Chief Executive Officer of Alyeska Investment Group and may be deemed to be the beneficial owner of such shares. Mr. Parekh disclaims any beneficial ownership of the shares held by Alyeska Master Fund. The address of Alyeska Master Fund, L.P. is 77 W. Wacker Suite 700, Chicago, IL 60601.

(3)	The address of Altimeter Partners Fund, L.P. is One International Place, Suite 4610, Boston, MA, 02110.

(4)	The securities to which this filing relates are held directly by Adage Capital Partners, L.P., a Delaware limited partnership (the “Fund”). Adage Capital Partners GP, L.L.C., a Delaware limited liability company (“ACPGP”), serves as the general partner of the Fund and as such has discretion over the portfolio securities beneficially owned by the Fund. Adage Capital Advisors, L.L.C., a Delaware limited liability company (“ACA”), is the managing member of ACPGP and directs ACPGP’s operations. Robert Atchinson and Phillip Gross are the managing members of ACPGP and ACA and general partners of the Fund. Each of the reporting persons disclaims beneficial ownership of the securities reported herein for purposes of Section 16 of the Securities and Exchange Act of 1934, as amended, except as to such extent of such reporting person’s pecuniary interest in the securities. The address of Adage Capital Partners LP is 200 Clarendon St, 52nd FL, Boston, MA 02116.

(5)	Consists of shares issuable upon the exercise of the Payoneer Private Warrants. The selling equityholder is a wholly owned subsidiary of Amazon.com, Inc., whose address is 410 Terry Avenue North, Seattle, WA 98109.

(6)	The address of AST Prudential Growth Allocation Portfolio is 466 Lexington Avenue, New York, New York 10017.

(7)	The registered holders of the referenced shares to be registered are the following funds and accounts under management by subsidiaries of BlackRock, Inc.: BlackRock Global Funds - FinTech Fund and World Financials Funds, a sub-fund of BlackRock Global Funds. BlackRock, Inc. is the ultimate parent holding company of such subsidiaries. On behalf of such subsidiaries, the applicable portfolio managers, as managing directors (or in other capacities) of such entities, and/or the applicable investment committee members of such funds and accounts, have voting and investment power over the shares held by the funds and accounts which are the registered holders of the referenced shares. Such portfolio managers and/or investment committee members expressly disclaim beneficial ownership of all shares held by such funds and accounts. The address of such funds and accounts, such subsidiaries and such portfolio managers and/or investment committee members is Drapers Gardens, 12 Throgmorton Avenue, London EC2N 2DL UK. Shares shown include only the securities being registered for resale and may not incorporate all interests deemed to be beneficially held by the registered holders or BlackRock, Inc.

(8)	Includes shares of common stock issuable upon the exercise of New Payoneer Public Warrants and/or shares of common stock in addition to shares of common stock acquired in the PIPE Placement registered hereunder. Nantahala Capital Management, LLC is a Registered Investment Adviser and has been delegated the legal power to vote and/or direct the disposition of such securities on behalf of the selling stockholder as a General Partner or Investment Manager and would be considered the beneficial owner of such securities. The above shall not be deemed to be an admission by the record owners or the selling stockholder that they are themselves beneficial owners of these securities for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, or any other purpose. Wilmot Harkey and Daniel Mack are managing members of Nantahala Capital Management, LLC and may be deemed to have voting and dispositive power over the shares held by the selling stockholder.

(9)	Eric Bannasch is the managing member of Cadian Management GP, LLC, which is the general partner of Cadian Capital Management, LP the investment advisor to the stockholder. The address of Cadian Master Fund LP is 535 Madison Avenue, 36th Floor, New York, New York.

(10)	The address of Coatue FinTech Fund I LLP is 9 West 57th St., 25th Fl., New York, NY 10019.

(11)	Consists of 150,000 shares of common stock held by Corbin ERISA Opportunity Fund, Ltd. and 600,000 shares of common stock held by Corbin Opportunity Fund, L.P. The address of Corbin Capital Partners, LP is 590 Madison Ave, 31st Floor, New York, NY 10022.

(12)	The address of Dragoneer Global Fund II, L.P. is 1 Letterman Drive, Building D, Suite M-500, San Francisco, CA 94129.

(13)	Beneficial ownership consists of 1,000,000 shares of common stock held by Federated Hermes Kaufmann Small Cap Fund, a portfolio of Federated Hermes Equity Funds (the “Federated Fund”). The address of the Federated Fund is 4000 Ericsson Drive, Warrendale, Pennsylvania 15086-7561. The Federated Fund is managed by Federated Equity Management Company of Pennsylvania and subadvised by Federated Global Investment Management Corp., which are wholly owned subsidiaries of FII Holdings, Inc., which is a wholly owned subsidiary of Federated Hermes, Inc. (the “Federated Parent”). All of the Federated Parent’s outstanding voting stock is held in the Voting Shares Irrevocable Trust (the “Federated Trust”) for which Thomas R. Donahue, Rhodora J. Donahue and J. Christopher Donahue, who are collectively referred to as Federated Trustees, act as trustees. The Federated Parent’s subsidiaries have the power to direct the vote and disposition of the securities held by the Federated Fund. Each of the Federated Parent, its subsidiaries, the Federated Trust, and each of the Federated Trustees expressly disclaim beneficial ownership of such securities.

(14)	Consists of 5,550 shares of common stock held by Thisbe & Co. FBO Fidelity U.S. Growth Opportunities Investment Trust, 55,600 shares of common stock held by Thisbe & Co. FBO Fidelity Northstar Fund, 2,900 shares of common stock held by Thisbe & Co.: FBO Fidelity Blue Chip Growth Institutional Trust, 15,500 shares of common stock held by Warmwind+Co FBO Fidelity Advisor Series I- Fidelity Advisors Series Growth Opportunities Fund, 122,700 shares of common stock held by Wavechart+Co FBO Fidelity Securities Fund: Fidelity Series Blue Chip Growth Fund, 115,600 shares of common stock held by Booth & Co FBO Fidelity Securities Fund Fidelity Blue Chip Growth K6 Fund, 65,400 shares of common stock held by Booth & Co., LLC FBO Variable Insurance Products Fund III: VIP Growth Opportunities Portfolio, 1,052,700 shares of common stock held by Mag & Co FBO Fidelity Securities Fund: Fidelity Blue Chip Growth Fund, 2,200 Booth & Co. FBO Fidelity Securities Fund: Fidelity Flex Large Cap Growth Fund , 442,000 shares of common stock held by Mag & Co FBO Fidelity Advisor Series I: Fidelity Advisor Growth Opportunities Fund, 83,700 shares in FLAPPER CO fbo FIAM Target Date Blue Chip Growth Commingled Pool and 36,200 shares of common stock held by Mag & Co. FBO Fidelity Blue Chip Growth Commingled Pool. The address of these entities is 245 Summer Street, Boston, MA 02110.

(15)	The address of Fifth Street Station LLC is 505 Fifth Ave. S., Ste. 900, Seattle, WA 98104.

(16)	Consists of 750,000 shares of common stock held by Franklin Strategic Series - Franklin Small Cap Growth Fund, 74,800 shares of common stock held by Franklin Templeton Variable Insurance Products Trust - Franklin Small-Mid Cap Growth VIP Fund and 675,200 shares of common stock held by Franklin Strategic Series - Franklin Small-Mid Cap Growth Fund. The address for these entities is One Franklin Parkway, San Mateo, CA, 94403.

(17)	Represents 9,624,365 shares of common stock beneficially owned by FTAC Olympus Sponsor, LLC (“FTAC Sponsor”); Represents 10,015,620 shares of common stock beneficially owned by FTAC Olympus Advisors, LLC (“FTAC Advisors”). FTAC Sponsor and FTAC Advisors are limited liability companies which are co-managed by Betsy Cohen and Ryan Gilbert. As a result of the foregoing, each of Mr. Gilbert and Mrs. Cohen may be deemed to share voting and investment power over the securities held directly by the FTAC Sponsor and FTAC Advisors. Each of Ms. Cohen and Mr. Gilbert disclaims beneficial ownership of these securities, except to the extent of his or her pecuniary interest therein. The business address of FTAC Sponsor and FTAC Advisors is c/o FinTech Masala, LLC 2929 Arch Street, Suite 1703, Philadelphia, PA 19104.

(18)	The address of Ghisallo Master Fund LP is 27 Hospital Road, Grand Cayman, CI KY1-9008.

(19)	The address of LH Capital Markets, LLC is 437 Madison Avenue, 21st Floor, New York, New York 10022.

(20)	Consists of 1,352,000 shares of common stock held by Mainstay Winslow Large Cap Growth Fund and 148,000 shares of common stock held by Mainstay VP Winslow Large Cap Growth Portfolio. The address for these entities is 4400 IDS Center, 80 S Eighth Street, Minneapolis, MN 55402.

(21)	The address of Millais Limited is 767 5th Ave., 9th Fl., New York, NY 10153.

(22)	Consists of 200,000 shares of common stock held by Neuberger Berman Principal Strategies Master Fund, L.P., 7,300 shares of common stock held by NB All Cap Alpha Master Ltd., 71,800 shares of common stock held by Neuberger Berman US Long Short Equity Fund and 720,900 shares held by Neuberger Berman Alternative Funds. The address of Neuberger Berman Principal Strategies Master Fund, L.P. is 190 S. LaSalle St, Suite 2300, Chicago, IL 60603. The address of Neuberger Berman US Long Short Equity Fund is 70 Sir John Rogerson’s Quay, Dublin 2, Ireland and the address of the remaining entities is 1290 Avenue of the Americas, New York, NY 10104.

(23)	Consists of 92,300 shares of common stock held by Nineteen77 Global Merger Arbitrage Master Limited, 15,400 shares of common stock held by Nineteen77 Global Merger Arbitrage Opportunity Fund and 92,300 shares of common stock held by Nineteen77 Global Multi-Strategy Alpha Master Limited. The address of these entities is c/o UBS O’Connor LLC, 1 North Wacker Drive, Chicago, IL 60606.

(24)	The address of PGIM Jennison Small Company Fund is 466 Lexington Avenue, New York, New York 10017.

(25)	Consists of 716,666 shares of common stock held by ICS Opportunities, Ltd., 498,119 shares of common stock held by Integrated Assets II LLC and 13,395,175 shares of common stock held by Riverview Group LLC. The address of these entities is 666 Fifth Avenue, 8th Floor, New York, NY 10103.

(26)	Senator Investment Group LP (“Senator”) is investment manager of the selling securityholder, Senator Global Opportunity Master Fund LP, and may be deemed to have voting and dispositive power with respect to the shares. The general partner of Senator is Senator Management LLC (“Senator GP”). Douglas Silverman controls Senator GP, and, accordingly, may be deemed to have voting and dispositive power with respect to the shares held by this selling securityholder. Mr. Silverman disclaims beneficial ownership of the shares held by the selling securityholder. The business address of the selling securityholder is c/o Senator Investment Group LP, 510 Madison Ave, 28th Floor, New York, NY 10022.

(27)	The address of Soroban Opportunities Master Fund LP is 55 West 46th Street, 32nd Floor, New York, NY 10036.

(28)	The address of Schonfeld Strategic 460 Fund LLC is 460 Park. Ave, Fl. 19 New York, NY 10022.

(29)	Consists of 700,000 shares of common stock held by The Phoenix Insurance Company Ltd. The address of these entities is Derech Hashalom 53, Givatayim, Israel 5345433.

(30)	Consists of 24,931,402 shares of common stock (including Earn-Out Shares) held by Susquehanna Growth Equity Fund III, LLLP (“SGE III”) and 9,157,816 shares of common stock (including Earn-Out Shares) held by Susquehanna Growth Equity Fund V, LLLP (“SGE V”, and, together with SGE III, the “SGE Funds”). The address for each of these entities is 401 City Avenue, suite 220, Bala Cynwyd, PA 19004. Amir Goldman, a director, is affiliated with Susquehanna Capital Management, LLC (“SGE Management”), which provides investment advisory services to the SGE Funds. In such capacity, SGE Management has voting and dispositive power over such shares. SGE Management and Mr. Goldman disclaim beneficial ownership of securities it or he does not directly own.

(31)	Consists of 33,143,266 shares of common stock (including Earn-Out Shares) held by TCV VIII, L.P., 8,937,694 shares of common stock (including Earn-Out Shares) held by TCV VIII (A), L.P., 2,058,475 shares of common stock (including Earn-Out Shares) held by TCV VIII (B), L.P. (TCV VIII, L.P., TCV VIII (A), L.P., and TCV VIII (B), L.P., the “TCV VIII Funds”), and 2,446,559 shares of common stock (including Earn-Out Shares) held by TCV Member Fund, L.P. (the “Member Fund”, and together with the TCV VIII Funds, the “TCV Entities”). Technology Crossover Management VIII, Ltd. (“Management VIII”) is the sole general partner of Technology Crossover Management VIII, L.P. (“TCM VIII”), which in turn is the sole general partner of the TCV VIII Funds. Management VIII is a general partner of the Member Fund. Each of the TCV Entities has the sole power to dispose or direct the disposition of the shares of common stock that it holds directly and has the sole power to vote or direct the vote of such shares. Management VIII, as the ultimate general partner of the TCV Entities, may be deemed to have the sole power to dispose or direct the disposition of the shares held by the TCV Entities and have the sole power to direct the vote of such shares of common stock. TCM VIII, as the direct general partner of the TCV VIII Funds, may also be deemed to have sole power to dispose or direct the disposition of the shares of common stock held by the TCV VIII Funds and have the sole power to direct the vote of such shares of common stock. Each of Management VIII and TCM VIII disclaims beneficial ownership of the shares of common stock owned by the TCV Entities, except to the extent of their respective pecuniary interest therein. Christopher (Woody) Marshall, a Class A Director of Management VIII and a limited partner of TCM VIII and the Member Fund, serves as a director of Payoneer. Mr. Marshall disclaims beneficial ownership of the securities held by the TCV Entities except to the extent of his pecuniary interest therein. The address for each of these entities is c/o TCV, 250 Middlefield Road, Menlo Park, California 94025.

(32)	Consists of 22,615,415 shares of common stock (including Earn-Out Shares) held by Birchtree Fund Investments Private Limited.

Birchtree Fund Investments Private Limited is a direct wholly-owned subsidiary of Fullerton Fund Investments Pte Ltd, which in turn is a direct wholly-owned subsidiary of Temasek Holdings (Private) Limited. Each of Fullerton Fund Investments Pte Ltd and Temasek Holdings (Private) Limited, through the ownership described herein, may be deemed to beneficially own the securities held directly by Birchtree Fund Investments Private Limited. The address for these entities is 60B Orchard Road, #06-18, Tower 2, The Atrium @ Orchard, Singapore 238891.

(33)	Consists of, among other things, (i) 468,090 shares of common stock held by T. Rowe Price U.S. Small-Cap Value Equity Trust, of which 242,390 shares are being offered hereunder, (ii) 2,505 shares of common stock held by T. Rowe Price Multi-Strategy Total Return Fund, Inc., (iii) 725,973 shares of common stock held by T. Rowe Price Global Technology Fund, Inc., (iv) 89,731 shares of common stock held by T. Rowe Price Financial Services Fund, Inc., (v) 25,237 shares of common stock held by T. Rowe Price U.S. Equities Trust, of which 14,135 shares are being offered hereunder, (vi) 1,321,691 shares of common stock held by T. Rowe Price Small-Cap Value Fund Inc., of which 712,791 shares are being offered hereunder, (vii) 16,777 shares of common stock held by MassMutual Select Funds - MassMutual Select T. Rowe Price Small and Mid Cap Blend Fund, of which 8,919 are being offered hereunder, (viii) 149,865 shares of common stock held by TD Mutual Funds - TD Science & Technology Fund, and (ix) 53,691 shares of common stock held by UniSuper (collectively, the “T. Rowe Price Accounts”). T. Rowe Price Associates, Inc. (“TRPA”) serves as investment adviser or subadviser with power to direct investments and/or sole power to vote the securities owned by the T. Rowe Price Accounts. For purposes of the reporting requirements of the Exchange Act, TRPA may be deemed to be the beneficial owner of the shares owned by the T. Rowe Price Accounts; however, TRPA expressly disclaims that it is, in fact, the beneficial owner of such securities. TRPA is the wholly owned subsidiary of T. Rowe Price Group, Inc., which is a publicly traded financial services holding company. The address of each of these entities is c/o T. Rowe Price Associates, Inc., 100 East Pratt Street, Baltimore, MD 21202.

(34)	VetaCap GP, LLC is the general partner of the Vetamer Capital Master Fund, L.P. Paul Eisenstein is the Manager of VetaCap GP, LLC. The address of Vetamer Capital Master Fund, L.P. is 455 Market Street; Suite 1150, San Francisco, CA 94105.

(35) Consists of 25,223,122 shares of common stock (including Earn-Out Shares) held by Viola Ventures III, L.P. (“Viola Ventures III”). Viola Ventures GP 3 Ltd. is the sole general partner of Viola Ventures III and possesses voting and investment authority with respect to the shares of common stock held thereby. Mr. Avi Zeevi, one of the Company’s directors, Shlomo Dovrat and Harel Beit-On serve as the directors of Viola Ventures GP 3 Ltd., which provides them with ultimate voting and investment authority with respect to the shares of common stock directly held by Viola Ventures III. Each of the aforementioned entities and individuals disclaims beneficial ownership of all shares of common stock as to which beneficial ownership may be attributed to him or it, as appropriate, except to the extent of his or its pecuniary interest therein and except, in the case of Viola Ventures III, for the securities held directly by Viola Ventures III. The address for these entities and individuals is 12 Abba Eban Avenue, Ackerstein Towers, Building D, Herzliya Pituach 4672530, Israel.

(36)	Consists of 35,027,388 shares of common stock held by certain stockholders for whom Wellington Management Company LLP (“WMC”) serves as investment advisor, and WMC has the power to vote and dispose such shares pursuant to WMC’s investment management agreement with the stockholder, including 18,216,220 shares of common stock (including Earn-Out Shares) held by Hadley Harbor Master Investors (Cayman) L.P; 8,161,870 shares of common stock (including Earn-Out Shares) held by Ithan Creek Master Investors (Cayman) L.P.; 390,266 shares of common stock held by Hartford Small Company HLS Fund; 561,926 shares of common stock held by The Hartford Small Company Fund; 685,800 shares of common stock held by The Hartford Growth Opportunities Fund; 5,266,472 shares of common stock held by Bay Pond Partners, L.P.; 802,958 shares of common stock held by Bay Pond Investors (Bermuda) L.P.; 132,625 shares of common stock held by MassMutual Select Small Cap Growth Equity Fund; 174,700 shares of common stock held by SA Wellington Capital Appreciation Portfolio; 8,900 shares of common stock held by SA Multi-Managed Mid Cap Growth Portfolio; 54,300 shares of common stock held by MML Small Cap Growth Equity Fund; 186,400 shares of common stock held by John Hancock Investment Trust - John Hancock Mid Cap Growth Fund; 25,137 shares of common stock held by MassMutual Small Cap Growth Equity CIT; 245,738 shares of common stock held by John Hancock Variable Insurance Trust Small Cap Stock Trust; 93,200 shares of common stock held by John Hancock Variable Insurance Trust-Mid Cap Stock Trust; and 20,876 shares of common stock held by John Hancock Pension Plan. WMC is a subsidiary of Wellington Management Group LLP (“WMG”). WMG is a Massachusetts limited liability partnership, privately held by 172 partners (as of July 1, 2020). There are no external entities with any ownership interest in the firm. Individual percentages of ownership are confidential. However, no single partner owns or has the right to vote more than 5% of the Partnership’s capital. The address for each of these entities is Wellington Management Company LLP, 280 Congress Street, Boston, MA 02210.

(37)	XN Exponent Advisors LLC serves as investment manager to XN Exponent Master Fund LP (the “Fund”) and has discretionary authority to make investment decisions and determine how to vote any securities held by the Fund. XN Exponent Advisors LLC is wholly owned by XN LP, a registered investment advisor. The general partner of XN LP is XN Management GP LLC, which is indirectly controlled by Gaurav Kapadia. The address of XN Exponent Master Fund LP is 412 West 15th Street, 13th Floor, New York, New York 10011.

(38)	The address of 140 Summer Partners Master Fund LP is 89 Nexus Way, Cayman Bay, Grand Cayman, KY1-9009, Cayman Islands.

(39)	Lester Brafman is the Chief Executive Officer of Cohen & Company, LLC, which manages FTAC Olympus PIPE Sponsor, LLC, and accordingly may be deemed to have voting and dispositive power with respect to the shares held by FTAC Olympus PIPE Sponsor, LLC. The address for FTAC Olympus PIPE Sponsor, LLC is 2929 Arch Street, Suite 1703, Philadelphia, PA 19104.

(40)	Includes shares of common stock held of record by the Galit 2021 Trust (the “Galit Trust”). Members of Mr. Galit’s immediate family are holders of the Galit Trust, and Mr. Galit is a trustee and may be deemed to exercise voting and investment power over such shares.

PLAN OF DISTRIBUTION

The selling stockholders, and their pledgees, donees, transferees or other successors in interest, may from time to time offer and sell, separately or together, shares of our common stock covered by this prospectus. Registration of the shares of common stock covered by this prospectus does not mean, however, that those shares of common stock necessarily will be offered or sold.

The shares of common stock covered by this prospectus may be sold from time to time, at market prices prevailing at the time of sale, at prices related to market prices, at a fixed price or prices subject to change or at negotiated prices, by a variety of methods, including the following:

•	on the Nasdaq (including through at-the-market offerings);

•	in the over-the-counter market;

•	in privately negotiated transactions;

•	through broker/dealers, who may act as agents or principals;

•	through one or more underwriters on a firm commitment or best-efforts basis;

•	in a block trade in which a broker/dealer will attempt to sell a block of shares of common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	through put or call option transactions relating to the shares of common stock;

•	directly to one or more purchasers;

•	through agents; or

•	in any combination of the above or any other method permitted by applicable law.

In effecting sales, brokers or dealers engaged by us and/or the selling stockholders may arrange for other brokers or dealers to participate. Broker/dealer transactions may include:

•	purchases of the shares of common stock by a broker/dealer as principal and resales of the shares of common stock by the broker/dealer for its account pursuant to this prospectus;

•	ordinary brokerage transactions; or

•	transactions in which the broker/dealer solicits purchasers on a best efforts basis.

At any time a particular offer of the shares of common stock covered by this prospectus is made, if required, a prospectus supplement will set forth the aggregate amount of shares of common stock covered by this prospectus being offered and the terms of the offering and the name or names of any underwriters, dealers, brokers or agents. In addition, to the extent required, any discounts, commissions, concessions and other items constituting underwriters’ or agents’ compensation, as well as any discounts, commissions or concessions allowed or reallowed or paid to dealers, will be set forth in such prospectus supplement. Any such required prospectus supplement, and, if necessary, a post-effective amendment to the registration statement of which this prospectus is a part, will be filed with the SEC to reflect the disclosure of additional information with respect to the distribution of the shares of common stock covered by this prospectus.

The selling stockholders may also authorize agents or underwriters to solicit offers by certain types of institutional investors to purchase securities from them at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The conditions to these contracts and the commission that the selling stockholders must pay for solicitation of these contracts will be described in a prospectus supplement.

In connection with the sale of the shares of common stock covered by this prospectus through underwriters, underwriters may receive compensation in the form of underwriting discounts or commissions and may also receive commissions from purchasers of shares of common stock for whom they may act as agent. Underwriters may sell to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

The selling stockholders will pay any underwriting discounts and commissions and expenses incurred by the selling stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling stockholders in disposing of the securities. We will bear the costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including all registration and filing fees, Nasdaq listing fees and fees and expenses of our counsel and our independent registered public accounting firm.

Any underwriters, broker/dealers or agents participating in the distribution of the shares of common stock covered by this prospectus may be deemed to be “underwriters” within the meaning of the Securities Act, and any commissions received by any of those underwriters, broker/dealers or agents may be deemed to be underwriting commissions under the Securities Act.

We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. We and/or the selling stockholders may agree to indemnify underwriters, broker-dealers or agents against certain liabilities, including liabilities under the Securities Act, and may also agree to contribute to payments which the underwriters, broker/dealers or agents may be required to make.

Certain of the underwriters, broker/dealers or agents who may become involved in the sale of the shares of common stock may engage in transactions with and perform other services for us in the ordinary course of their business for which they receive customary compensation.

Some of the shares of common stock covered by this prospectus may be sold by selling stockholders in private transactions or under Rule 144 under the Securities Act rather than pursuant to this prospectus.

LEGAL MATTERS

The validity of the shares of common stock offered hereby has been passed upon for Payoneer Global Inc. and the selling stockholders by Davis Polk & Wardwell LLP.

EXPERTS

The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2021 have been so incorporated in reliance on the report of Kesselman & Kesselman, Certified Public Accountants (Isr.), a member firm of PricewaterhouseCoopers International Limited, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

The following is an estimate of the expenses (all of which have been or are to be paid by the registrant) that we have incurred or may incur in connection with the securities being registered hereby.

	Amount to Be Paid
SEC registration fee	$247,136	*
Printing and engraving expenses	55,000
Legal fees and expenses	200,000
Accounting fees and expenses	60,000
Miscellaneous	25,000
Total	$587,136

* Previously paid.

Item 15. Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the registrant. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. Section 6.02 of the registrant’s bylaws provides for indemnification by the registrant of its directors, officers and employees to the fullest extent permitted by the Delaware General Corporation Law. The registrant has entered or will enter into indemnification agreements with each of its current directors and executive officers, and certain other officers and employees, to provide these directors and executive officers, and certain other officers and employees, additional contractual assurances regarding the scope of the indemnification set forth in the registrant’s amended and restated certificate of incorporation and amended and restated bylaws and to provide additional procedural protections. There is no pending litigation or proceeding involving a director or executive officer of the registrant for which indemnification is sought.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or (iv) for any transaction from which the director derived an improper personal benefit. The registrant’s certificate of incorporation provides for such limitation of liability.

The registrant maintains standard policies of insurance under which coverage is provided (a) to its directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act, and (b) to the registrant with respect to payments which may be made by the registrant to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.

The registrant expects that any underwriting agreement to be entered into in connection with a resale of the shares, to be filed as Exhibit 1.1 to this registration statement, shall provide for customary indemnification provisions for its directors and officers by the underwriters against certain liabilities.

Item 16. Exhibits and Financial Statement Schedules

(a)

The following exhibits are filed as part of this registration statement:

		Incorporated by Reference
Exhibit No.	Exhibit Description	Form	File No.	Exhibit	Filing Date	Filed Herewith
3.1	Amended and Restated Certificate of Incorporation of the Registrant	8-K	001-40547	3.1	07/01/2021
3.2	Amended and Restated By-Laws of the Registrant	8-K	001-40547	3.2	07/01/2021
4.1	Specimen Common Stock Certificate of the Registrant	S-4	333-253142	4.1	05/25/2021
4.2	Warrant Agreement, dated August 25, 2020, between Continental Stock Transfer & Trust Company and FTAC Olympus Acquisition Corp.	8-K	001-39469	4.1	08/28/2020
5.1	Consent of Davis Polk & Wardwell LLP					X
10.1	A&R Registration Rights Agreement	8-K	001-40547	10.9	06/25/2021
23.1	Consent of Independent Registered Public Accounting Firm - Kesselman & Kesselman, a member of PricewaterhouseCoopers International Limited					X
23.2	Consent of Davis Polk & Wardwell LLP (included in Exhibit 5.1)					X
24.1	Powers of Attorney (included on signature page to initial filing of registration statement)	S-1/A	333-258027	24.1	07/20/2021

Item 17. Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (ii), and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, on July 29, 2022.

Payoneer Global Inc.
By:	/s/ Scott Galit
Name: Scott Galit
Title: Co-Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Scott Galit	Co-Chief Executive Officer and Director (principal executive officer)	July 29, 2022
Scott Galit

/s/ John Caplan
John Caplan	Co-Chief Executive Officer and Director (principal executive officer)	July 29, 2022

/s/ Michael Levine	Chief Financial Officer (principal financial officer)	July 29, 2022
Michael Levine

/s/ Itai Perry	Senior Vice President, Finance (principal accounting officer)	July 29, 2022
Itai Perry

*	Director	July 29, 2022
Amir Goldman

*	Director	July 29, 2022
John C. (Hans) Morris

*	Director	July 29, 2022
Avi Zeevi

*	Director	July 29, 2022
Christopher (Woody) Marshall

By:	/s/ Scott Galit
Scott Galit
(Attorney-in-Fact)